Exhibit 99.1

J. RANDOLPH DUMAS NAMED CHAIRMAN OF GLOBETEL COMMUNICATIONS CORP.


FT. LAUDERDALE, FL- -- MARCH 23, 2006-- GlobeTel Communications Corp. (AMEX:
GTE) today announced that J. Randolph Dumas, Vice Chairman, has been elected Chairman of the Board of Directors, succeeding Sir Christopher Meyer, who remains with the Company as Chairman of the GlobeTel International Advisory Board, but who has resigned his seat on the Board of Directors.

Randolph Dumas stated, "After more than a year-and-a-half of intensive involvement with my friends and colleagues at GlobeTel, I have come to greatly admire the highly dynamic, entrepreneurial and cutting-edge technology culture which dominates the company. While there are growing demands associated with managing, prioritizing and positioning our five businesses, we are also bringing a series of world-class business executives into the company in order to fully nurture and control the rapid growth in each of these businesses. I am hugely excited about the quality and quantity of the major revenue-generating opportunities facing us and I very much look forward to capitalizing on these situations with Sir Christopher, with the Board, with Tim Huff and with the highly-committed GlobeTel team."

Timothy Huff, CEO, responded, "I'm delighted that Randolph Dumas has agreed to step into this very demanding position as our Chairman. We have known each other for more than 15 years, during which time I have come to deeply respect and rely upon his outstanding judgment, counsel and vision. With more than 30 years of professional experience as a senior investment banker and as a successful private equity practitioner globally, he brings a wealth of invaluable perspective about the cross-border commercial and capital markets. I believe he and I have developed, over the years, the kind of time-tested partnership ethic which will serve both the company and its shareholders in an outstanding way."

In his new role as Chairman of the Company's newly-formed International Advisory Board, Sir Christopher, although resigned from the Board of Directors, maintains an important geo-political role in GlobeTel's international initiatives. The Company anticipates that Sir Christopher and his appointees will make an excellent series of targeted contributions to its activities around the world without the significant demands of managing and monitoring its growing global organization.

"I am extremely pleased to be able to leave my responsibilities in the very capable hands of Mr. Dumas," stated Sir Christopher. "He's a superlative business practitioner. His exceptional international experience, combined with his intelligent and tireless support of GlobeTel's objectives, ensures that the company is well-positioned to capitalize on its ever-expanding array of commercial opportunities."

About J. Randolph Dumas

J. Randolph Dumas has served as a member of the Board of Directors of GlobeTel Communications since December 2005. Mr. Dumas served as a Naval Aviation Officer during the Viet Nam War Era and, later, served as a briefing officer within the Central Intelligence Agency in Washington D.C. before attending The Wharton School where he completed his MBA degree in finance in 1977. Currently, a resident of London, England - he has lived and worked in Europe for the past 25 years. He became a senior Managing Director at Salomon Brothers International Limited where he was responsible for the firm's European corporate finance, mortgage securities and real estate investment banking businesses for a number of years. Subsequently, Mr. Dumas founded and became the Managing Partner of two prominent private equity firms: Dumas West & Co. (a 50:50 partnership with the "Baby Bell" telecommunications company, US West) and Rubikon Partners, a firm focusing on European leveraged buyouts founded by Mr. Dumas, Dr. Henry Kissinger, Thomas F. McLarty III (President Clinton's Chief of Staff) and Leo A. Daly III. Mr. Dumas has had extensive experience working in virtually every business sector and in every country within Europe, Asia and in much of the Middle East. He maintains strong relationships in these countries at the highest levels.

About GlobeTel Communications Corp.

GlobeTel Communications Corp. develops and provides an integrated suite of telecommunications products and services, leveraging its advances in Stored Value, VOIP and Wireless Access technologies. Individually, each of GlobeTel's five business units function as distinct, strong stand-alone entities: Together they form a powerful alliance of human talent and technological innovation resulting in the SuperHuba worldwide VoIP network, Sanswire Stratellite(TM) platform and products enabling simpler, cheaper transmission of voice, data and money. GlobeTel has historically focused its business development on markets outside of the United States. Current and pending operations exist in Asia, Europe, South America, Mexico and the Caribbean.


For more information, please visit: www.globetel.net (http://www.globetel.net/).
                                                      ------------------------

Certain statements in this release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast," "project," "intend," "expect" "should," "would," and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (finance or operating) or achievements to differ from future results, performance (financing and operating) or achievements expressed or implied by such forward-looking statements.

                                      ###

CONTACT:    GlobeTel Communications Corp., Fort Lauderdale
            Robert Bleckman, 954-775-1427

SOURCE:     GlobeTel Communications Corp.